EXHIBIT 99.1

Bright Mountain Media, Inc Announces Fourth Quarter and Full-Year 2024 Financial Results

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Fourth quarter revenue increased 13% to $17.1 million compared to the fourth quarter of 2023.

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Fourth quarter gross margin increased 1% to $5.5 million compared to the fourth quarter of 2023.

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Full-year 2024 revenue increased 27% to $56.7 million, compared to the full-year of 2023.

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Full-year 2024 gross margin increased 29% to $16.5 million, compared to the full-year of 2023.

Boca Raton, FL, March 10, 2025 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, creative services, and media services, today announced its financial results for the fourth quarter and year ended December 31, 2024.

Matt Drinkwater, the CEO of Bright Mountain Media, is thrilled to share news of our ongoing financial success. He commented, "We are delighted with our steady financial performance. In the fourth quarter, our revenue rose by 13%, and for the entirety of 2024, we saw a revenue increase of 27%, reaching $56.7 million. Additionally, our gross margin for the year climbed 29% to $16.5 million compared to last year.

We are actively leveraging the strong synergies from our previous acquisitions while focusing on launching innovative products and services, and are striving to achieve our ambitious goal of creating a fully integrated marketing services platform."

Financial Results for the Three Months Ended December 31, 2024

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Revenue was $17.1 million, an increase of $2.0 million, or 13%, compared to $15.1 million for the same period of 2023. The increase in revenue was primarily from our advertising technology division, and was driven by our ability to leverage our resources to attract top advertisers, which in turn allowed us to onboard premium publishers. This led to an increase in volume, as well as rates and overall revenue. The increase was partially offset by a decline in revenue from our digital publishing division, which was significantly impacted by macroeconomic factors, which reduced traffic to our website, coupled with an overall reduction in spending by some customers related to inflationary concerns.

Advertising technology revenue was approximately $7.6 million, digital publishing revenue was approximately $265,000, consumer insights revenue was approximately $6.9 million, creative services revenue was approximately $1.7 million, and media services revenue was approximately $626,000 during the fourth quarter of 2024.

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Cost of revenue was $11.6 million, an increase of $1.9 million, or 19%, compared to $9.7 million for the same period in 2023. Cost of revenue is inclusive of: direct salary and labor costs of approximately $1.9 million for employees that work directly on customer projects; direct project costs of approximately $2.5 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition, non-direct project costs of approximately $1.2 million, publisher costs of approximately $5.3 million, and sales commissions of approximately $496,000.

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General and administrative expense was $6.4 million, a decrease of 16%, compared to $7.6 million in the same period of 2023.

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Gross margin was $5.5 million, an increase of 1%, compared to $5.4 million in the same period of 2023.

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Net loss was $3.8 million, a decrease of 36%, compared to a $5.9 million net loss in the same period of 2023.
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Adjusted EBITDA was $2.0 million compared to Adjusted EBITDA loss of $616,000 in the same period of 2023. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

Financial Results for the Year Ended December 31, 2024

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Revenue was $56.7 million, an increase of $12.1 million or 27%, compared to $44.5 million for the same period of 2023. For the year ended December 31, 2024, revenue includes $36.5 million which represents the impact of the Big Village Acquisition, which was completed in April 2023. This compares to $31.0 million for the same period in 2023. As a result, the acquisition contributed to revenue for nine months of the prior period and for the full twelve months of the current period, and is the main driver of the increase in revenue for the year ended December 31, 2024.

Advertising technology revenue was approximately $18.4 million, digital publishing revenue was approximately $1.7 million, consumer insights revenue was approximately $27.0 million, creative services revenue was approximately $7.1 million, and media services revenue was approximately $2.4 million during 2024.

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Cost of revenue was $40.2 million, an increase of $8.5 million, or 27%, compared to $31.8 million for the same period in 2023. For the year ended December 31, 2024, cost of revenue includes $25.9 million which represents the impact of the Big Village Acquisition, which was completed in April 2023. This compares to $24.0 million for the same period in 2023. As a result, the acquisition contributed to cost of revenue for nine months of the prior period and for the full twelve months of the current period, and is the main driver of the increase in cost of revenue for the year ended December 31, 2024.
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Cost of revenue is inclusive of: direct salary and labor costs of approximately $7.6 million for employees that work directly on customer projects; direct project costs of approximately $11.7 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition, non-direct project costs of approximately $6.6 million, publisher costs of approximately $12.4 million, and sales commissions of approximately $1.2 million.

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General and administrative expense was $21.4 million, a decrease of 5%, compared to $22.5 million in the same period of 2023.
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The Company performed an assessment of its goodwill and intangibles for the Ad Network, Owned & Operated, and Insights reporting units for the years ended December 31, 2024 and 2023. The assessment of 2023 indicated that the carrying value was in excess of the implied fair value for the Ad Network and Owned & Operated reporting units, resulting in an impairment charge of $14.1 million and $2.9 million for goodwill and intangibles, respectively. There was no such charge for the same period in 2024.
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Gross margin was $16.5 million, an increase of 29%, compared to $12.8 million in the same period of 2023.
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Net loss was $17.0 million, a decrease of 52%, compared to a $35.6 million net loss in the same period of 2023.
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Adjusted EBITDA was $790,000 compared to Adjusted EBITDA loss of $3.9 million in the same period of 2023. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s subsidiaries include Deep Focus Agency, LLC, BV Insights, LLC, CL Media Holdings, LLC, and Bright Mountain, LLC d/b/a BrightStream. For more Information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:

Douglas Baker

Email:corp@otcprgroup.com

Tel: (561) 807-6350

https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Three Months Ended		Year Ended

	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Revenue	$17,079	$15,143	$56,681	$44,546
Cost of revenue	11,565	9,707	40,221	31,766
Gross margin	5,514	5,436	16,460	12,780
General and administrative expenses	6,412	7,599	21,378	22,522
Impairment of goodwill and intangibles	-	811	-	17,070
Loss from operations	(898)	(2,974)	(4,918)	(26,812)

Financing and other expense:
Other income	119	22	547	437
Interest expense - 10% convertible promissory notes - related party	-	(4)	(4)	(20)
Interest expense - Centre Lane senior secured credit facility - related party	(3,008)	(2,967)	(12,610)	(9,142)
Other interest expense	(7)	(8)	(39)	(27)
Total financing and other expense, net	(2,896)	(2,957)	(12,106)	(8,752)

Net loss before income tax	(3,794)	(5,931)	(17,024)	(35,564)
Income tax provision	-	-	-	-
Net loss	$(3,794)	$(5,931)	$(17,024)	$(35,564)

Foreign currency translation	(49)	(45)	15	145
Comprehensive loss	$(3,843)	$(5,976)	$(17,009)	$(35,419)

Net loss per common share:
Basic	$(0.02)	$(0.03)	$(0.10)	$(0.22)
Diluted	$(0.02)	$(0.03)	$(0.10)	$(0.22)

Weighted average shares outstanding:
Basic	171,330,139	171,301,201	171,199,036	164,845,671
Diluted	171,330,139	171,301,201	171,199,036	164,845,671

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$2,546	$4,001
Restricted cash	1,861	-
Accounts receivable, net	15,033	14,679
Prepaid expenses and other current assets	859	1,057
Total current assets	20,299	19,737
Property and equipment, net	69	199
Intangible assets, net	13,406	15,234
Goodwill	7,785	7,785
Operating lease right-of-use assets	253	306
Other long-term assets	158	156
Total assets	$41,970	$43,417

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$22,667	$17,497
Other current liabilities	4,401	3,025
Interest payable - 10% convertible promissory notes - related party	-	39
Interest payable - Centre Lane senior secured credit facility - related party	21	-
Deferred revenue	2,883	4,569
Note payable - 10% convertible promissory notes, net of discount - related party	-	80
Note payable - Centre Lane senior secured credit facility - related party (current)	3,808	5,592
Total current liabilities	33,780	30,802
Other long-term liabilities	169	325
Note payable - Centre Lane senior secured credit facility - related party (long-term)	71,043	58,674
Finance lease liabilities	20	42
Operating lease liabilities	185	239
Total liabilities	105,197	90,082

Stockholders' deficit:
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at December 31, 2024 and December 31, 2023, respectively	-	-
Common stock, par value $0.01, 324,000,000 shares authorized, 177,464,827 and 172,103,134 issued, and 176,114,652 and 171,277,959 outstanding at December 31, 2024 and December 31, 2023, respectively	1,775	1,721
Treasury stock at cost, 1,350,175 and 825,175 shares at December 31, 2024 and December 31, 2023, respectively	(220)	(220)
Additional paid-in capital	101,798	101,405
Accumulated deficit	(166,857)	(149,833)
Accumulated other comprehensive income	277	262
Total stockholders' deficit	$(63,227)	$(46,665)
Total liabilities and stockholders' deficit	$41,970	$43,417

BRIGHT MOUNTAIN MEDIA, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

A reconciliation of net loss to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(in thousands)
Net loss before tax	$(3,794)	$(5,931)	$(17,024)	$(35,564)
Depreciation expense	16	41	127	125
Amortization of intangibles	482	547	1,924	2,490
Impairment of goodwill and intangibles	-	812	-	17,070
Amortization of debt discount	454	636	2,697	2,074
Other interest expense	8	8	39	27
Interest expense - Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes	2,554	2,334	9,917	7,088
EBITDA	(280)	(1,553)	(2,320)	(6,690)
Stock compensation expense	64	74	254	196
Non-recurring professional fees	223	483	390	1,462
Non-recurring legal fees	1,847	313	2,216	711
Non-recurring severance expense	157	67	250	389
Adjusted EBITDA (loss)	$2,011	$(616)	$790	$(3,932)